Exhibit 10.27

Summary of The Medicines Company Board of Director Compensation

On December 14, 2004, the Board of Directors (the “Board”) of The Medicines Company (the “Company”) adopted new terms of compensation for its non-employee directors as described below.  The new compensation arrangements became effective on January 1, 2005.

Annual Retainer, Meeting Fees and Expenses

Each of the Company’s non-employee directors will receive an annual retainer of $25,000, payable on a quarterly basis.  In addition, each non-employee director will receive meeting fees of $3,000 for each meeting of the Board attended in person and $500 for each meeting of the Board attended by telephone.  Directors will also be reimbursed for expenses in connection with their attendance at meetings of the Board.

Option Grants

Each non-employee director will be granted non-statutory stock options under the Company’s 2004 stock incentive plan to purchase:

•                  20,000 shares of the Company’s common stock on the date of his or her initial election to the Board (the “Initial Options”); and

•                  15,000 shares of the Company’s common stock on the date of each annual meeting of the Company’s stockholders (the “Annual Options”), except if such non-employee director was initially elected to the Board at such annual meeting.

These options will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq National Market on the date of grant and will have a ten year term.  The Initial Options will vest in 36 equal monthly installments beginning on the date one month after the grant date.  The Annual Options will vest in 12 equal monthly installments beginning on the date one month after the date of grant.  All vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director.

Committee Service

Each member of a committee of the Board will also receive meeting fees of $1,500 for each committee meeting attended in person and $500 for each committee meeting attended by telephone.  The chairman of the Audit Committee will receive $8,000 annually, and the chairman of each of the other standing committees of the Board (currently, the Compensation Committee and the Nominating and Corporate Governance Committee) will receive $4,000 annually, to be paid on a quarterly basis.